Exhibit 99.1

Ita Brennan Will Succeed Duston Williams as Infinera CFO in June 2010

Sunnyvale, CA. — Infinera Corporation (NASDAQ:INFN) announced today that Ita Brennan, vice president, finance and corporate controller, will succeed Duston M. Williams as chief financial officer in June 2010. Williams has been CFO of Infinera since June 2006. Brennan joined Infinera four years ago from Maxtor Corporation and she has held an increasing set of responsibilities in the finance organization since that time.

Before her service at Infinera, Brennan served in senior financial and operations capacities in the U.S. and Europe at Maxtor, the multi-billion dollar disk drive maker. Prior to Maxtor, Brennan was at Informix Software Ireland Corp. She began her finance and accounting career at Deloitte & Touche.

“I am very excited about having the opportunity to lead the Infinera finance team at this juncture in the company’s development,” said Brennan. “We have recruited a world-class team, built a company with a unique long-term business model, and I am looking forward to helping to manage our growth and development in the next several years.”

In explaining his decision to resign, Williams said: “I have accomplished much of what I set out to do at Infinera— prepared and helped take the company public, built a strong balance sheet and created a strong finance organization that is tightly integrated and highly respected company-wide and within the optical transport industry. A key part of that effort has been the development of Ita Brennan as the next leader of the finance team. Ita and I have worked together closely for the last five years at two public companies. I have every confidence that the finance team led by Ita has the financial discipline, controls and expertise necessary to support Infinera’s growth in the future.”

Jagdeep Singh, executive chairman, said: “Since before our initial public offering, Duston has helped Infinera through a critical stage in its history as a company, building an outstanding finance group and overseeing the development of an outstanding balance sheet. We are grateful for his contributions to the company.”

Tom Fallon, president and chief executive officer, stated: “We are delighted to have an executive of Ita Brennan’s caliber and experience to lead our finance organization during our next stages of development and growth. I look forward to her being a key member of the senior leadership team at Infinera.”